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FORM 4
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

/ / Check box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

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
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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Persons to
    Coleman        Jerry             M            United Investors Realty Trust/UIRT            Issuer (Check all applicable)
---------------------------------------------------------------------------------------------       Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS Identification      4. Statement for      ----              ---
                                                  Number of Reporting        Month/Year             Officer (give  X Other (Specify
    P. O. Box 13042                               Person, if an entity      March 1998          ----        title ---       below)
---------------------------------------------     (Voluntary)             -------------------               below)
                 (Street)                                                 5. If Amendment,
    El Paso           TX            79913          ###-##-####               Date of Original            TRUST MANAGER
---------------------------------------------      --------------------      (Month/Year)              ------------------------
  (City)           (State)           (Zip)                                   March 1998      7. Individual or Joint/Group Filing
                                                                             --------------     (Check Applicable Line)
                                                                                                  X Form filed by one Reporting
                                                                                                 ---   Person
                                                                                                    Form filed by more than One
                                                                                                 ---   Reporting Person

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                                               TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
  (Instr. 3)                       action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/   ---------------------------------------                            Indirect       Owner-
                                   Year)  Code    V      Amount   (A) or    Price                            (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

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Common Shares of Beneficial Interest                                                     3,600                   D
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Common Shares of Beneficial Interest                                                     1,569                   I         By Azar-
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                                                                                                                         Coleman
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                                                                                                                         Properties
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* If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)

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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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
1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              Form of                     Indirect
   (Instr. 3)                   Securities              Derivative                  Beneficial
                                Beneficially            Security:                   Ownership
                                Owned at End            Direct (D)                  (Instr. 4)
                                of Month                or Indirect (I)
                                (Instr. 4)              (Instr. 4)

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Explanation of Responses: Amount of securities beneficially owned directly reduced from 4,100 shares to 3,600 shares to account for 500 shares inaccurately reported on Form 4 filed April 9, 1998.


**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.    /s/ JERRY M. COLEMAN            4/15/98
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date


Note: File three copies of this form, one of which must be manually signed.                                               Page 2
  If space provided is insufficient, see Instruction 6 for procedure.

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